Exhibit 1

Announcement | Lisbon | April 26, 2016

PHAROL, SGPS S.A. intends to terminate its U.S. reporting obligations under the U.S. Securities Exchange Act of 1934

PHAROL, SGPS S.A. (“PHAROL” or the “Company”) announces that the Board of Directors of the Company has approved the termination of registration of its ordinary shares and American Depositary Shares (“ADSs”) under Section 12(g) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act’), and the termination of its reporting obligations under the Exchange Act.

The Company intends to file a Form 15F with the U.S. Securities and Exchange Commission (the “SEC”) as soon as practicable to voluntarily terminate the registration of its ordinary shares and ADSs under Section 12(g) of the Exchange Act and its reporting obligations under the Exchange Act.

The Company expects that the termination of its duty to file reports will become effective 90 days after its filing of the Form 15F with the SEC.  However, as a result of the filing, the Company’s reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, will immediately be suspended.

The Company’s ordinary shares will continue to be listed on the Euronext Lisbon, and the Company will continue to file reports and other documents with the Portuguese Securities and Exchange Commission (Comissão do Mercado de Valores Mobiliários) and to provide copies of such reports and documents in English, to the extent required under Rule 12g3-2(b) under the Exchange Act, on the Company’s Internet website at www.pharol.pt.

Additionally, the Company’s ADR’s will be traded over-the-counter in the United States.

PHAROL, SGPS S.A. Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	PHAROL is listed on the Euronext (PHR). Information may be accessed on Bloomberg under the symbol PHR PL.	Luis Sousa de Macedo Investor Relations Director ir@pharol.pt Tel.: +351 212 697 698 Fax: +351 212 697 949

pharol.pt